                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                AMENDMENT NO. 2

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

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Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            THE MILLS CORPORATION
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             (Name of Registrant as Specified in Its Charter)

              The Board of Directors of The Mills Corporation
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  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                                                                  April 21, 1997

Dear Fellow Shareholder:

    You are cordially invited to attend the Annual Meeting of Shareholders (the "Meeting") of The Mills Corporation on Friday, May 23, 1997, at 10:00 a.m., eastern daylight savings time, at the AMC Theatre, Potomac Mills, 2700 Potomac Mills Circle, Suite 707, Dale City, Virginia. Potomac Mills is one of our five Mills super-regional, value and entertainment oriented malls.

    In addition to electing directors and ratifying the appointment of independent auditors for the coming year, the Company is asking for shareholder approval of three proposals which, although somewhat technical, are very important to the Company. These proposals, if adopted, should significantly enhance the Company's ability to secure capital for its strategic development program in a timely and efficient manner. All items on the agenda are described in the accompanying Notice and Proxy Statement. A proxy card on which to indicate your vote and an envelope, postage prepaid, in which to return your proxy are enclosed. A copy of the Company's Annual Report to Shareholders also is enclosed.

    It is important that your shares be represented at the Meeting, even if you cannot attend the Meeting and vote your shares in person. Please give careful consideration to the matters to be voted upon, complete and sign the accompanying proxy card, and return the card promptly in the envelope provided. If you later decide to attend the meeting, you may revoke your proxy at that time and vote your shares in person.

    We look forward to receiving your proxy and to seeing you at the Meeting.

                                          Sincerely,
                                          Laurence C. Siegel
                                          CHAIRMAN OF THE BOARD AND CHIEF
                                          EXECUTIVE OFFICER

                             THE MILLS CORPORATION

                             1300 WILSON BOULEVARD
                                   SUITE 400
                           ARLINGTON, VIRGINIA 22209

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 23, 1997

    You are cordially invited to attend the 1997 Annual Meeting of Shareholders of The Mills Corporation (the "Company") to be held on Friday, May 23, 1997, at 10:00 a.m., eastern daylight savings time, at the AMC Theatre, Potomac Mills, 2700 Potomac Mills Circle, Suite 707, Dale City, Virginia, to consider the following proposals:

    1. To consider and vote upon a proposal to amend Section 3.14 of the Company's Amended and Restated Bylaws to require only the approval of a two-thirds majority of the disinterested outside directors (i.e., directors who are neither affiliated with Kan Am nor employed by the Company) for all joint venture or similar arrangements between the Company and Kan Am U.S., Inc. or its affiliates and to eliminate the requirement that a majority of the Company's shareholders approve all such transactions.

    2. To consider and vote upon a proposal to amend the Company's Amended and Restated Certificate of Incorporation to facilitate the Company's continued qualification as a "domestically controlled REIT" for federal income tax purposes by imposing limits on the amount of the Company's capital stock that may be owned by "non-U.S. persons."

    3. To consider and vote upon a proposal to amend the Company's Certificate of Incorporation to eliminate the requirement to obtain an Internal Revenue Service ruling or an opinion of counsel to exempt persons from the ownership limit and instead allow the Board of Directors, in its sole discretion, to determine the basis on which such exemptions should be granted.

    4.  To elect four directors, to serve for the ensuing three-year term.

    5. To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 1997.

    6. To transact such other business as may properly come before such meeting or any adjournments thereof.

    Only shareholders of record at the close of business on April 1, 1997, will be entitled to vote at the Meeting or any adjournments thereof.

    IF YOU ARE UNABLE TO ATTEND THE MEETING IN PERSON, PLEASE SIGN AND DATE THE ENCLOSED PROXY, WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                                          BY ORDER OF THE BOARD OF DIRECTORS,
                                          Thomas E. Frost
                                          Secretary

April 21, 1997

                             THE MILLS CORPORATION

                             1300 WILSON BOULEVARD
                                   SUITE 400
                           ARLINGTON, VIRGINIA 22209

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                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 23, 1997

    This Proxy Statement is furnished to shareholders of The Mills Corporation (the "Company"), a Delaware corporation, in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders (the "Meeting") of the Company to be held on Friday, May 23, 1997, at 10:00 a.m., eastern daylight savings time, at the AMC Theatre, Potomac Mills, 2700 Potomac Mills Circle, Suite 707, Dale City, Virginia, and at any adjournment thereof for the purposes set forth in the Notice of Meeting. This solicitation of proxies is made on behalf of the board of directors of the Company (the "Board of Directors").

    Holders of record of common stock of the Company (the "Common Stock") as of the close of business on the record date, April 1, 1997, are entitled to receive notice of, and to vote at, the Meeting. The Common Stock constitutes the only class of securities entitled to vote at the Meeting, and each share of Common Stock entitles the holder thereof to one vote. At the close of business on April 1, 1997, there were 22,311,486 shares of Common Stock issued and outstanding.

    Shares represented by proxies in the form enclosed, if such proxies are properly executed and returned and not revoked, will be voted as specified. Where no specification is made on a properly executed and returned form of proxy, the shares will be voted for Proposal 1, authorizing an amendment to
Section 3.14 of the Company's Amended and Restated Bylaws (the "Bylaws") to require only the approval of a two-thirds majority of the disinterested outside directors (i.e., directors who are neither affiliated with Kan Am nor employed by the Company) for all joint venture or similar arrangements between the Company and Kan Am U.S., Inc. ("Kan Am") or its affiliates and to eliminate the requirement that a majority of the Company's shareholders approve all such transactions, for Proposal 2 authorizing an amendment to the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") to facilitate the Company's qualification as a "domestically controlled REIT" for federal income tax purposes by imposing limits on the amount of the Company's capital stock that may be owned by "non-U.S. persons," for Proposal 3 authorizing an amendment to the Company's Certificate of Incorporation to give the Board of Directors discretion in determining the basis on which an exemption from the ownership limit should be granted, for the election of all nominees for director and for the proposal to ratify the appointment of Ernst & Young LLP, as independent auditors.

    For purposes of Article X of the Company's Bylaws, Proposal 1 requires the approval of at least sixty six and two-thirds percent (66 2/3%) of the voting power of all of the shares of the capital stock of the Company entitled to vote in the election of directors, voting together as a single class. Approval of Proposals 2 and 3 requires the affirmative vote of a majority of the outstanding shares of Common Stock. Accordingly, abstentions will have the same effect as votes against Proposals 1, 2 and 3.

    Brokers or nominees who do not have discretionary power to vote shares held in their name and who have not received instructions from the beneficial owner or other person entitled to vote the shares (commonly called "broker non-votes") will be counted in determining whether a quorum is present at the

Meeting, but will not be entitled to vote or give a proxy to vote such shares on Proposal 1, Proposal 2 or Proposal 3 under the rules of the New York Stock Exchange ("NYSE"). Accordingly, broker non-votes relating to Proposal 1, Proposal 2 or Proposal 3 will have the same effect as votes against such proposal.

    A vote against Proposals 1, 2 or 3 will not give rise to a right of appraisal or similar right under Delaware law.

    Directors will be elected by a plurality of the votes cast.

    Approval of Proposal 5 requires the approval of a majority of votes cast at the meeting. Abstentions are not considered as votes cast. The Company knows of no business other than that set forth above to be transacted at the meeting. If other matters requiring a vote do arise, it is the intention of the persons named in the proxy to vote in accordance with their judgment on such matters.

    To be voted, proxies must be filed with the Secretary of the Company prior to the time of voting. Proxies may be revoked at any time before exercise thereof by filing a notice of such revocation or a later dated proxy with the Secretary of the Company or by voting in person at the Meeting.

    The Company's 1996 Annual Report to Shareholders for the fiscal year ended December 31, 1996 is enclosed with this Proxy Statement. This Proxy Statement, the proxy card and the 1996 Annual Report to Shareholders were mailed to shareholders on or about April 21, 1997. The executive offices of the Company are currently located at 1300 Wilson Boulevard, Suite 400, Arlington, Virginia 22209.

         AUTHORIZATION OF APPROVAL OF AMENDMENT TO SECTION 3.14 OF THE
                                COMPANY'S BYLAWS

                                  (PROPOSAL 1)

    The Company is soliciting approval of an amendment to Section 3.14 of the Company's Bylaws which would require only the approval of a two-thirds majority of the disinterested outside directors (i.e., directors who are neither affiliated with Kan Am nor employed by the Company) for all joint venture or similar arrangements between the Company and Kan Am U.S., Inc. ("Kan Am") or its affiliates and would eliminate the requirement that a majority of the Company's shareholders approve such transactions.

REASONS FOR SEEKING SHAREHOLDER APPROVAL

    Shareholder approval of the proposed amendment to Section 3.14 of the Bylaws is allowed by Delaware law (under which the Company was incorporated), the Company's Certificate of Incorporation and Article VIII of the Bylaws.

DESCRIPTION OF AMENDMENT

    If Proposal 1 is adopted, Section 3.14 of the Bylaws will be amended to read as follows (new language is underlined and language to be deleted is stricken through):

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FOR EDGAR FILING, LANGUAGE THAT WILL BE ADDED IS PRECEDED BY A "<*>" AND FOLLOWED BY A "</*>". LANGUAGE THAT WILL BE ELIMINATED IS PRECEDED BY A "<#>" AND FOLLOWED BY A "</#>".
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       All matters in which a director of the Corporation is an interested party shall require the approval of a majority of the disinterested directors; provided that no joint venture or similar arrangement between the Corporation or an entity controlled, directly or indirectly, by the Corporation and Kan Am U.S., Inc. ("Kan Am"), or an entity under common control with Kan Am, <#>shall</#> <*>may</*> be entered into without the prior approval of <*>a two-thirds majority of the disinterested directors who are not employees of the Corporation,</*> <#>stockholders</#> so long as any person who is an officer, director, shareholder, employee or partner in Kan Am or an entity under common control with Kan Am is a director of the Corporation.

RECOMMENDATION OF THE BOARD

    The Board is requesting approval of the amendment to Section 3.14 of the Bylaws to enable the Company to respond more quickly and efficiently to opportunities with Kan Am while at the same time preserving the concept of having independent review and approval of such transactions. The Board of Directors, including a majority of the disinterested outside directors, has approved the proposal and has determined, based on the factors set forth in the following section, that the proposal is in the best interests of the Company and its shareholders. THE DISINTERESTED OUTSIDE MEMBERS OF THE BOARD OF DIRECTORS RECOMMEND A VOTE "FOR" APPROVAL OF THIS PROPOSAL. The disinterested outside directors who approved the proposal and voted to recommend it are Charles R. Black, Jr., Joseph B. Gildenhorn, John M. Ingram, Herbert S. Miller, Harry H. Nick and Robert P. Pincus. The three directors affiliated with Kan Am and the two directors who are members of management did not vote on the recommendation.

PURPOSE AND EFFECT OF AMENDMENT

    Section 3.14 was added to the Bylaws prior to the Company's initial public offering of Common Stock, in recognition of the fact that, after the formation transactions occurring in conjunction with the initial public offering, Kan Am would beneficially own a substantial amount of the equity of the Operating Partnership and would have three representatives on the Company's nine-member Board of Directors (the Board of Directors now has twelve members and will have eleven members following the Meeting). The provision represented a determination by the directors of the Company prior to the initial public offering that it generally would be desirable to seek shareholder approval before engaging in additional transactions with Kan Am. Consistent with Section 3.14 of the Bylaws, on February 16, 1995, the Company obtained shareholder approval of a proposal to authorize the Operating Partnership to enter into joint ventures with affiliates of Kan Am on certain terms approved by the disinterested directors. The requirement to seek shareholder approval for every other transaction with Kan Am has proved to be burdensome, costly and time consuming. The Company has foregone some potential transactions with Kan Am because the requirement to obtain shareholder approval could not be accomplished either quickly or in a cost-effective manner.

    The Company believes that by requiring a two-thirds majority of the disinterested outside directors to approve such transactions allows the Company and Kan Am to enter into transactions which would be in the best interests of the Company and its shareholders in a time efficient and flexible manner, while at the same time preserving the independent judgment of outsiders (in this case non-management, non-Kan Am directors) to determine what is in the best interests of the Company and its shareholders.

    Approval of Proposal 1 would expand the range of the Company's sources of capital and, given Kan Am's familiarity with the Company, permit the Company to obtain additional capital in a relatively short period of time without the expense and time required to call a shareholders meeting. The requirement that a two-thirds majority of the disinterested outside members of the Board of Directors approve all such transactions provides the protection against conflicts of interest that is called for by the Company's Bylaws without the time and expense of obtaining shareholders' approval. By requiring the approval of directors who not only are disinterested but also are not officers of the Company, the Company has put in place a system which provides for the truly independent directors to act in the Company's and its shareholders best interests.

    Any future transaction or series of related transactions with Kan Am (other than a public offering for cash) in which the Company were to issue securities representing, or that could be converted into or exchanged for a number of shares of Common Stock representing, 20% or more of the shares outstanding immediately prior to such issuance, would require shareholder approval under the rules of the NYSE.

REQUIRED VOTE AND RELATED MATTERS

    The affirmative vote of the holders of at least sixty six and two-thirds percent (66 2/3%) of the voting power of all of the shares of capital stock of the Company then entitled to vote generally in the election of directors, voting together as a single class is required to approval Proposal 1. THE DISINTERESTED OUTSIDE DIRECTORS RECOMMEND A VOTE "FOR" APPROVAL OF THIS PROPOSAL.

              PROPOSAL TO AMEND THE OWNERSHIP RESTRICTIONS IN THE
                          CERTIFICATE OF INCORPORATION

                                  (PROPOSAL 2)

    The Company is soliciting approval of a proposal to amend Article XII of the Certificate of Incorporation to add limitations on ownership of the Company's capital stock to facilitate the Company's continued qualification as a "domestically controlled REIT" for federal income tax purposes. This amendment would prevent any "non-U.S. person" (generally, any individual who is not a citizen or resident of the United States or any entity that is not organized under the laws of the United States or one of its political subdivisions) from acquiring additional shares of the Company's capital stock if, as a result of such acquisition, the Company would fail to qualify as a "domestically controlled REIT."

REASONS FOR SEEKING SHAREHOLDER APPROVAL

    Shareholder approval of the amendment to the Certificate of Incorporation is required by Delaware law and the Certificate of Incorporation. Such approval requires the affirmative vote of the holders of a majority of the voting power of all of the shares of capital stock of the Company then entitled to vote generally in the election of directors, voting together as a single class, to approve the amendment to the Certificate of Incorporation.

DESCRIPTION OF THE AMENDMENT

    If Proposal 2 is adopted, the following definition will be added to Article XII, "Section 12.1 DEFINED TERMS," of the Certificate of Incorporation, and will read as follows:

       "(h)_"NON-U.S. PERSON" shall mean any Person (i) who is not (A) a citizen or resident of the United States, or (B) an entity created or organized in the United States or under the laws of the United States or any state therein (including the District of Columbia) that is treated as either a "partnership" or "corporation" for United States federal income tax purposes, or (ii) that is a foreign estate or foreign trust within the meaning of Section 7701(a)(31) of the Code."

    If Proposal 2 is adopted, Article XII, Section 12.2 of the Certificate of Incorporation will be amended to read as follows (new language is underlined and language to be deleted is stricken through):

       "Section 12.2 Restrictions.

       (a) Except as provided in Section 12.11, during the period commencing on the date of the IPO and prior to the Restriction Termination Date: (i) no Person (other than an Existing Holder) shall Acquire any shares of capital stock of the Corporation if, as the result of such Acquisition, such Person shall Beneficially Own shares of capital stock in excess of the Ownership Limit; (ii) no Existing Holder shall Acquire shares of capital stock of the Corporation if, as a result of such Acquisition, the Existing Holders, taken together, would Beneficially Own shares of capital stock of the Corporation in excess of the Existing Holder Limit or if the only Existing Holder would own shares of capital stock of the Corporation in excess of the Existing Holder Limit; (iii) no Person shall Acquire any shares of capital stock of the Corporation if, as a result of such Acquisition, the capital stock of the Corporation would be directly or indirectly owned by less than 100 (Persons (determined without reference to any rules of attribution); (iv) no Person shall Acquire any shares of capital stock of the Corporation if as a result of such Acquisition, the Corporation would be "closely held" within the meaning of Code Section 856(h); <#>and (v) no Person shall Acquire any shares of capital stock of the Corporation if, as a result of such acquisition, the fair market value of the shares of capital stock of the Corporation owned directly and indirectly by Non- U.S. Persons would comprise 50% or more of the fair market value of the issued and outstanding shares of capital stock of the Corporation. For purposes of Section 12.2(a)(v) above, the Board of Directors, in its sole and absolute discretion, may treat shares owned by a partnership, trust or estate as being owned proportionately by its partners or beneficiaries, to the extent the Board of Directors determines such treatment to be necessary or advisable to help maintain the Corporation's qualification as a "domestically controlled REIT" under the U.S. Internal Revenue Code.</#>

       (b) Any Transfer that would result in a violation of any of the restrictions in Section 12.2(a) shall be void ab initio as to the Transfer of such shares of capital stock that would cause the violation of the applicable restriction in Section 12.2(a), and the intended transferee shall acquire no rights in such shares of capital stock."

RECOMMENDATION OF THE BOARD

    The Board of Directors is requesting approval of the foregoing proposal to retain and attract capital investments by Non-U.S. Persons. The Board of Directors has adopted resolutions setting forth the proposed amendment and declaring its advisability. The Board of Directors has determined that the proposal is in the best interest of the Company and its shareholders. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THIS PROPOSAL.

PURPOSE AND EFFECT OF THE AMENDMENT

    The Board of Directors believes that approval of the proposal is important for the Company to continue to attract investment from Non-U.S. Persons. Generally, a sale of securities of the Company by a Non-U.S. Person will not be subject to U.S. taxation under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA") unless such securities constitute a United States Real Property Interest ("USRPI"). (A Non-U.S. Person is any person other than (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in the United States or under the laws of the United States or of any state thereof, or (iii) an estate or trust whose income is includable in gross income for U.S. federal income tax purposes regardless of its source.) Securities of the Company will not constitute a USRPI if the Company is a "domestically controlled REIT." A "domestically controlled REIT" is a real estate investment trust ("REIT") in which, at all times during a specified testing period, less than 50% in value of its securities is held directly or indirectly by Non-U.S. Persons. In the event that the stockholders of the Company who are Non-U.S. Persons own collectively 50% or more, in value, of the outstanding capital stock of the Company, the Company would cease to be a "domestically controlled REIT."

    If the Company does not qualify as a "domestically controlled REIT," a Non-U.S. Person's sale of securities of the Company generally will be subject to a U.S. tax under FIRPTA as a sale of a USRPI unless (i) the securities sold are "regularly traded" (as defined by applicable Treasury regulations) on an established securities market and (ii) the selling Non-U.S. Person held five percent or less of the Company's outstanding equity securities at all times during a specified testing period. If there were a significant risk that the Company did not qualify as a "domestically controlled REIT," Non-U.S. Persons might be deterred from purchasing significant blocks of the Company's Common Stock (where the block could exceed five percent of the Company's outstanding equity securities) and could significantly limit the Company's ability to sell to Non-U.S. Persons classes of preferred stock that might not qualify as "regularly traded" on an established securities market. Thus, the Company does not believe these considerations will directly affect any of its existing shareholders who are Non-U.S. Persons.

    If gain on the sale of the Company's securities were subject to taxation under FIRPTA, the Non-U.S. Person would be subject to the same treatment as a U.S. shareholder with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals), and the purchaser of securities could be required to withhold 10% of the purchase price and remit such amount to the Internal Revenue Service.

    If a Non-U.S. Person were to acquire shares of capital stock of the Company in violation of this prohibition (a "Transferee"), the capital stock being transferred (or, in the case of an event other than a transfer, the capital stock beneficially owned) that would cause this restriction on ownership to be violated shall be automatically exchanged for Excess Stock that will be transferred, by operation of law, to the Company as a trustee of a trust for the exclusive benefit of the transferee or transferees to whom the shares are ultimately transferred (without violating a restriction on ownership). While held in trust, the Excess Stock will not be entitled to vote, will not be considered for purposes of any shareholder vote or the determination of a quorum for such vote, and will not be entitled to participate in any distributions made by the Company other than liquidating distributions. The Transferee may, at any time the Excess Stock is held by the Company in trust, designate a beneficiary of such Transferee's interest in the trust (representing the number of shares of Excess Stock attributable to the capital stock originally by the transferor-shareholder), provided that (i) the price paid by such designated beneficiaries does not exceed the price paid by the Transferee and (ii) the designated beneficiary's ownership of the capital stock represented by such Excess Stock would be permitted under Section 12.2 of the Certificate of Incorporation. Immediately following such designation, the Excess Stock would automatically be exchanged for capital stock out of the class of which the Excess Stock resulted. In addition, the Company would have the right, for a period of 90 days during the time the Excess Stock is held by the Company in trust, to purchase all or any portion of the Excess Stock from the Transferee at a price equal to the lesser of the price paid for the stock by the Transferee or the average closing market price on the New York Stock Exchange on the date the Company exercises its option to purchase the stock or, if the capital stock being redeemed is not then being traded, the average of the last reported sales prices of the capital stock to be redeemed on the ten days immediately preceding the relevant date. This 90-day period commences on the date of the violative transfer if the Transferee gives notice of the transfer to the Company, or the date the Board of Directors determines that violative transfer has occurred if no notice is provided. Article XII in its current form does not contain any restrictions on acquisitions of the Company's capital stock by Non-U.S. Persons.

REQUIRED VOTE AND RELATED MATTERS

    The affirmative vote of a majority of the outstanding shares of Common Stock of the Company entitled to vote thereon is required to approve Proposal 2. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THIS PROPOSAL.

        PROPOSAL TO AMEND THE PROVISION FOR EXCEPTIONS TO THE OWNERSHIP
                LIMITATIONS IN THE CERTIFICATE OF INCORPORATION

                                  (PROPOSAL 3)

    The Company is soliciting approval of a proposal to amend Article XII of the Certificate of Incorporation to eliminate the requirement of obtaining an Internal Revenue Service ruling or an opinion of counsel to exempt persons from the ownership limit and instead allow the Board of Directors, in its sole discretion, to determine the basis on which such exemption should be granted. This amendment would allow the Board of Directors greater flexibility in determining whether and when to exempt persons from the ownership limits while at the same time preserving the Company's status as a REIT.

REASONS FOR SEEKING SHAREHOLDER APPROVAL

    Shareholder approval of the amendment to the Certificate of Incorporation is required by Delaware law and the Certificate of Incorporation. Such approval requires the affirmative vote of the holders of a majority of the voting power of all of the shares of capital stock of the Company then entitled to vote generally in the election of directors, voting together as a single class, to approve this amendment to the Certificate of Incorporation.

DESCRIPTION OF THE AMENDMENT

    If Proposal 3 is adopted, Article XII, Section 12.11 of the Certificate of Incorporation will be amended to read as follows:

       Section 12.11 Exceptions. The Board of Directors, in its sole and absolute discretion, may exempt a Person (the "Exempted Holder") from the Ownership Limit if such Person is not an individual for purposes of Section 524(a)(2) of the Code (determined taking into account Section 856 (h)(3)(A) of the Code) and such Person provides to the Board of Directors such representations and undertakings, if any, as the Board, in its sole and absolute discretion, may require, and such Person agrees that any violation of such representations and undertakings or any attempted violation thereof will result in the application of the remedies set forth in Section 12.3 of this Article XII with respect to capital stock held in excess of the Ownership Limit with respect to such Person (determined without regard to the exemption granted to such Person under this Section 12.11).

    Article XII, Section 12.11 of the Certificate of Incorporation currently reads as follows:

           The Board of Directors may (but shall not be required), upon receipt of either a ruling from the Internal Revenue Service or an opinion of counsel satisfactory to the Board of Directors, exempt a Person (the "Exempted Holder") from the Ownership Limit if the ruling or opinion concludes that no Person who is an individual as defined in Code Section 542(a)(2) will, as the result of ownership of shares by the Exempted Holder, to considered to have Beneficial Ownership of an amount of capital stock of the Corporation that will violate the Ownership Limit and such Exempted Holder agrees that any violation or attempted violation will result in such capital stock being treated in accordance with the provisions of Section 12.3 of this Article XII.

RECOMMENDATION OF THE BOARD

    The Board of Directors is requesting approval of the foregoing proposal to allow the Company flexibility and responsiveness to meet shareholders' needs while at the same time preserving its status as a REIT. The Board of Directors has adopted resolutions setting forth the proposed amendment and declaring its advisability. The Board of Directors has determined that the proposal is in the best interests of the Company and its shareholders. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THIS PROPOSAL.

PURPOSE AND EFFECT OF THE AMENDMENT

    The Board of Directors believes that approval of the proposal is important for the Company in order to allow the Company to respond quickly in situations where shareholders, such as mutual funds which are not beneficial owners of the Company's stock but are merely holding the shares for the benefit of others, would like to make a significant investment in the Company with the potential to exceed the 5% ownership threshold but will not cause the Company to fail to qualify as a REIT or violate the ownership limit of an individual having beneficial ownership of more than 5% in value of the Company's outstanding capital stock. Instead of requiring the Board of Directors to obtain either a ruling from the Internal Revenue Service or an opinion of counsel in order to exempt such shareholder from the Ownership Limit, this amendment allows the Board of Directors to accept such representations and undertakings, if any, it determines is best under the circumstances in order to allow any such shareholder to exceed the Ownership Limit. In many cases, requiring the Board of Directors or a shareholder to obtain either a ruling from the Internal Revenue Service or an opinion of counsel is unduly time consuming, costly and burdensome. In addition, such determinations are so fact specific and thus require such significant qualifications that such rulings or opinions do not provide the protection originally anticipated.

    In order to give the Company the maximum amount of flexibility and responsiveness to its shareholders' and potential shareholders' needs, the Board of Directors should be able to rely on such representations and/or undertakings it deems relevant at the time in order to exempt certain shareholders from the Ownership Limit while at the same time preserving the Company's status as a REIT.

REQUIRED VOTE AND RELATED MATTERS

    The affirmative vote of a majority of the outstanding shares of Common Stock of the Company entitled to vote thereon is required to approve Proposal 3. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THIS PROPOSAL.

                             ELECTION OF DIRECTORS

                                  (PROPOSAL 4)

BOARD OF DIRECTORS

    The Board of Directors of the Company is divided into three classes, with one class of the directors elected by the shareholders annually. In 1995, the Company voted to expand the size of the Board of Directors from nine to 13 directors, and the Board of Directors has filled three of these additional positions, leaving one position vacant. The term of each class of directors is for a three-year period. The class of directors whose term expires in 1997 is comprised of five directors. The class of directors whose term expires in 1998 is comprised of four directors, and the class whose term expires in 1999 is comprised of three directors. The class of directors whose terms will expire at the Meeting includes Charles R. Black, Jr., Dietrich von Boetticher, John M. Ingram, Peter B. McMillan and Herbert S. Miller. Messrs. Black, von Boetticher, Ingram and McMillan each have been nominated for election at the Meeting to hold office until the 2000 Annual Meeting of Shareholders and until his successor is elected and qualified. Mr. Miller has not been nominated for re-election due to the Company's desire to reduce the size of the Board of Directors to eleven. Nominees for director will be elected upon a favorable vote of a plurality of the shares of Common Stock present and entitled to vote, in person or by proxy, at the Meeting.

    THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR CHARLES R. BLACK, JR., DIETRICH VON BOETTICHER, JOHN M. INGRAM AND PETER B. MCMILLAN AS DIRECTORS. Should any or all of these nominees become unable to serve for any reason, the Nominating Committee of the Board of Directors may designate substitute nominees, in which event the persons named in the enclosed proxy will vote for the election of such substitute nominee or nominees.

NOMINEES FOR ELECTION FOR TERM ENDING 2000

    CHARLES R. BLACK, JR., 49, has been a director of the Company since November 1995. Mr. Black is also Chief Executive Officer of Black, Manafort, Stone and Kelly, Inc., a public affairs company. Mr. Black also serves on the board of directors of Burson Marstellar/Americas, American Conservative Union and the Fund for American Studies, and serves on the executive finance committee of the Dole Foundation. Mr. Black is a member of the Nominating Committee of the Board of Directors.

    DIETRICH VON BOETTICHER, 55, has been a director and Vice Chairman of the Company since April 1994. Mr. von Boetticher is a Director of Kan Am and is a partner in V. Boetticher, Hasse, Kaltwasser, a law firm, both located in Munich, Germany. Mr. von Boetticher is a member of the Nominating Committee of the Board of Directors.

    JOHN M. INGRAM, 61, has been a director of the Company since April 1994 and has served as Vice Chairman of the Company since August 1995. Mr. Ingram is also an independent real estate consultant. Mr. Ingram formerly served as Senior Vice President of T.J. Maxx Company, Inc., a retailer, from 1993 to 1994. From 1974 until 1993 he was Senior Vice President and Secretary of Marshalls Inc., a retailer. Mr. Ingram is a member of the Executive Committee and the Executive Compensation Committee of the Board of Directors.

    PETER B. MCMILLAN, 49, has been a director of the Company since August 1995 and President and Chief Operating Officer of the Company since February 1995. From 1993 until joining the Company in February 1995, Mr. McMillan was Executive Vice President of Finance and Administration at CenterMark Properties ("CenterMark") where he had previously served as Senior Vice President and Chief Financial Officer from 1989 to 1993. Prior to joining CenterMark, Mr. McMillan was a Partner at Nicholson, Inc., where he was responsible for acquisitions, development and financing of commercial real estate. Prior to joining Nicholson, Inc., Mr. McMillan spent twelve years as Senior Vice President of Finance and Chief Financial Officer of Goodman Segar Hogan, a real estate syndicate located in Norfolk, Virginia.

INCUMBENT DIRECTORS--TERM EXPIRING 1998

    JAMES C. BRAITHWAITE, 57, has been a director of the Company since April 1994. He also served as Executive Vice President of Operations of the Company from August 1994 to November 1994. Mr. Braithwaite also has been Chief Executive Officer and President of Kan Am U.S., Inc., an international investment company since 1980. Prior to 1980, Mr. Braithwaite served as Executive Vice President of Glasmacher and Company. Mr. Braithwaite is a member of the Executive Committee of the Board of Directors.

    THE HON. JOSEPH B. GILDENHORN, 67, became a director of the Company in November 1995. Mr. Gildenhorn is a partner at JBG Companies, a real estate development and management company, and at Brown, Gildenhorn & Jacobs, a law firm. Mr. Gildenhorn also served as director of First Virginia Communications, Inc., which owns and operates a radio station from 1984 to 1989. Mr. Gildenhorn also serves on the board of directors of Biscayne Apparel, Inc., Franklin Bancorporation and is Chairman of the Board of Franklin National Bank. Mr. Gildenhorn served as United States Ambassador to Switzerland from August 1989 to March 1993. Mr. Gildenhorn is a member of the Audit Committee of the Board of Directors.

    HARRY H. NICK, 55, has been a director of the Company since April 1994 and was Executive Vice President for Strategic Planning and Acquisitions of the Company from May 1995 until August 1996. Mr. Nick was Chief Financial Officer and Treasurer of the Company from January 1993 until May 1995. Mr. Nick was associated in various capacities with Western Development Corporation since 1982, serving as its Chief Financial Officer from April 1982 to August 1984 and as its Executive Vice President from September 1987 to April 1991. Mr. Nick was employed with the accounting firm of Grant Thornton from 1966 to 1982, serving eight years as an audit partner. Mr. Nick is a member of the American Institute of Certified Public Accountants.

    ROBERT P. PINCUS, 50, has been a director of the Company since April 1994. He has also served as Chief Executive Officer and President of Franklin National Bank of Washington, D.C. since May 1991. From 1982 to 1991, Mr. Pincus was Chief Executive Officer and President of D.C. National Bank and Sovran Bank/DC National. Mr. Pincus is a member of the Audit Committee and the Executive Compensation Committee of the Board of Directors.

INCUMBENT DIRECTORS--TERM EXPIRING 1999

    PETER A. GORDON, 55, has been a director of the Company since April 1994. From 1992 to 1996, Mr. Gordon was the general partner of Ethos Capital Management, Inc., an international investment company. Prior to 1992, Mr. Gordon served as Managing Director of International Corporate Finance at Salomon Brothers, an investment bank. Mr. Gordon currently serves as a board member of the Brazilian Fund, the Latin American Equity Fund, the Latin American Investment Fund, the Portugal Fund, the Emerging Markets Telecommunications Fund, the First Israel Fund and the Emerging Markets Infrastructure Fund. Mr. Gordon is a member of the Audit Committee of the Board of Directors.

    FRANZ VON PERFALL, 55, has been a director of the Company since April 1994. Mr. von Perfall has been Managing Director of Kan Am since 1980. From 1977 until 1980, Mr. von Perfall served as director of the New Issue Division of Berliner Handels-und Frankfurter Bank, located in Frankfurt, Germany.

    LAURENCE C. SIEGEL, 44, has been a director of the Company since January 1993. Mr. Siegel has been Chief Executive Officer of the Company since March 1995 and Chairman of the Board of the Company since August 1995. From the inception of the Company until 1995, Mr. Siegel served as Executive Vice President, Secretary and Vice Chairman of the Board of the Company. From 1983 to 1993, Mr. Siegel was Executive Vice President of Western Development Corporation, a real estate development company and a predecessor to the business of the Company and was responsible for Western's negotiations and ongoing relations with national and international manufacturers for anchor store locations in the Mills and

Community Centers. Prior to joining Western, Mr. Siegel was the Vice President of Leasing for the Mid-Atlantic states at Merrill Lynch Commercial Services. Mr. Siegel is a member of the Nominating Committee and the Executive Committee of the Board of Directors.

1996 BOARD MEETINGS

    The Board of Directors held a total of 6 meetings during 1996. Each director of the Company except Messrs. Gordon, Gildenhorn and Miller attended at least 75% of the meetings held during 1996 by the Board of Directors and the committees of which he was a member.

COMMITTEES OF THE BOARD OF DIRECTORS

    In accordance with the Bylaws of the Company, the Board of Directors has established an Executive Committee, an Audit Committee, a Nominating Committee and an Executive Compensation Committee. The membership of these Committees is set forth in the preceding section of this Proxy Statement.

    EXECUTIVE COMMITTEE. The Executive Committee, which consists of three directors, has the authority to exercise those powers authorized by the Board of Directors, except for actions that must be taken by the full Board of Directors under the Delaware General Corporation Law. The Executive Committee met 8 times in 1996.

    AUDIT COMMITTEE. The Audit Committee, which consists of three independent directors, considers and advises the Board of Directors on the scope of the annual audit by the independent auditors of the Company and approves other professional services provided by the Company's independent auditors. In addition, the Audit Committee monitors audit fees and expenses, including fees incurred for non-audit services provided by the auditors. The Audit Committee also reviews the adequacy of the Company's internal accounting controls. The Audit Committee met 2 times during 1996.

    NOMINATING COMMITTEE. The Nominating Committee, which consists of three directors, selects the nominees to serve on the Board of Directors. Pursuant to the Company's Bylaws, vacancies on the Board of Directors are to be filled by the remaining directors then in office based on the recommendations made by the Nominating Committee. The Nominating Committee met 1 time during 1996. The Nominating Committee will consider qualified nominees recommended by the shareholders. Shareholders who wish to suggest qualified nominees should write to the Secretary of the Company, 1300 Wilson Boulevard, Suite 400, Arlington, Virginia 22209.

    EXECUTIVE COMPENSATION COMMITTEE. The Executive Compensation Committee, which currently consists of two outside directors, determines the compensation for the Company's executive officers and administers the Company's equity incentive plan. The Executive Compensation Committee met 6 times during 1996.

COMPENSATION OF DIRECTORS

    Directors of the Company who are not employees of the Company are paid an annual fee of $18,000 for their service in that capacity and $1,000 for each committee meeting attended. Upon being elected to the Board of Directors, each director who is not an employee of the Company receives an option to purchase 1,000 shares of Common Stock at an exercise price equal to the fair market value of the underlying Common Stock on the date of the director's election and which vests in equal installments on the third and fourth anniversaries of the date of grant, provided that the optionee is still a director on such date. Thereafter, upon each director's re-election to the Board of Directors, he or she will receive a similar option to purchase 1,000 shares of Common Stock. Non-employee directors also are compensated for extraordinary services rendered to the Company and authorized by the Board of Directors at a rate of $1,000 per day (if such services require them to travel outside the city of their residence) and $500 per day (if such services do not require them to travel), in addition to reimbursements payable under the

Company's travel and expense reimbursement policies. The Board of Directors has authorized payments to Messrs. Ingram and Pincus of $80,500 and $25,500, respectively, for extraordinary services rendered as directors in 1996.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

                                  (PROPOSAL 5)

    The Board of Directors of the Company, upon the recommendation of the Audit Committee, has appointed the accounting firm of Ernst & Young LLP to serve as independent auditors of the Company for the fiscal year ending December 31, 1997. Ernst & Young LLP has served as independent auditors of some of the Company's predecessors, beginning in 1983. The Company has been advised by Ernst & Young LLP that representatives of Ernst & Young LLP will be present at the Meeting, will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

    The ratification of the appointment of Ernst & Young LLP requires the approval of a majority of the votes cast at the Meeting. THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 1997.

                       EXECUTIVE OFFICERS OF THE COMPANY

    The following is a biographical summary of the executive officers of the Company (other than those who serve as directors):

    JAMES F. DAUSCH has been Executive Vice President of Development of the Company since December 1994. In this capacity, Mr. Dausch directs all of the Company's current and future development activities. Prior to joining the Company, Mr. Dausch was Executive Vice President of Development and New Business for CenterMark Properties. From 1977 to 1989, Mr. Dausch was employed by the Rouse Company, where he directed the development of urban retail projects in Baltimore, New York, Philadelphia and Miami. During the 1970's, Mr. Dausch served in the Department of Justice and the Department of Housing and Urban Development. He is a graduate of The Johns Hopkins University and the Columbia University School of Law.

    HOWARD J. SAMUELS has been Executive Vice President--Leasing of the Company since January 1996. From September 1993 until joining the Company, Mr. Samuels was President, Chief Operating Officer and a director of K&F Development Company, an affiliate of the Price REIT and a full service real estate development company. From January 1990 until August 1993, Mr. Samuels was Executive Vice President of K&F Development Company. Mr. Samuels received his undergraduate degree from U.C.L.A. and received his Masters in Public Administration from the University of Southern California.

    KENT S. DIGBY has been Executive Vice President of Management and Marketing of MillsServices Corporation (the "Third-Party Services Corporation") since May 1995 and has directed the management and marketing functions on behalf of the Company or its predecessors since 1988. In this capacity, Mr. Digby oversees all management and marketing issues for the entire portfolio of properties for the Company. Prior to 1988, Mr. Digby served as the Vice President of Management for The Rouse Company.

    JUDITH S. BERSON has been Executive Vice President-Leasing of the Company or its affiliates since November 1996. From June 1995 to November 1996, Ms. Berson was a Senior Vice President-Specialty Leasing and from 1989 to May 1995, was Vice President and Executive Director of Leasing/East Coast Development for the Company and its predecessors. Prior to joining the Company, Ms. Berson was head of Retail Leasing and Retail Development for Adaron, a diversified development company, in North Carolina. Ms. Berson graduated from the University of Michigan with a bachelor's degree in political science and graduated from the University of Santa Clara with a masters degree in Counseling Psychology.

    THOMAS E. FROST has been Secretary and Senior Vice President of the Company since March 1995 and General Counsel since May 1995. From March 1995 until May 1995, Mr. Frost was Corporate Counsel of the Company. Mr. Frost was previously Senior Vice President and General Counsel for CenterMark Properties, which he joined in 1989. Before joining CenterMark, he served as Senior Counsel to The May Department Stores Company from 1984 through 1989, served as staff attorney for The Edward J. DeBartolo Corporation from 1981 through 1984 and was associated with the firm Olds, Olds & Lynett from 1979 through 1981. Mr. Frost is a graduate of Miami University and the University of Akron School of Law.

    THOMAS M. HINDERT has been Senior Vice President of Planning Predevelopment and Acquisitions of the Company or its affiliates since April 1994 and has served in a similar capacity on behalf of the Company or its predecessors since 1986. Mr. Hindert has also served as Development Coordinator for the New Orleans Center and the San Antonio River Center projects with The Edward J. DeBartolo Corporation and as Senior Planner for the City of Pittsburgh. Mr. Hindert received his masters degree in Architecture and Urban Planning from the University of Michigan.

    STEVEN J. JACOBSEN has been Senior Vice President of Development of the Company or its affiliates since April 1994 and has served in a similar capacity on behalf of the Company or its predecessors since 1984. Prior to 1984, Mr. Jacobsen worked as a Senior Construction Manager and Regional Manager for various development companies in the Midwest. Mr. Jacobsen is a licensed architect and received his undergraduate degree from the University of Illinois, Champaign/Urbana, and is currently a candidate for a Masters of Business Administration from Roosevelt University.

    KENNETH R. PARENT joined the Company in September 1994 as Senior Vice President and became Chief Financial Officer in May 1995. Prior to joining the Company, Mr. Parent's experience included eleven years in public accounting at Kenneth Leventhal & Co. and Price Waterhouse where he specialized in real estate accounting, tax and consulting. Mr. Parent is a member of the American Institute of Certified Public Accountants and a graduate of the University of Southern California.

    JAMES P. WHITCOME has been Senior Vice President-Capital Services since December 1994. In this capacity, he is responsible for all design and construction activities related to the physical plant and tenanting of the Company's portfolio. From December 1989 until joining the Company, Mr. Whitcome served as Senior Vice President of Capital Improvements for CenterMark Properties. From 1981 to 1989, Mr. Whitcome was employed by the Rouse Company as Vice President of Engineering and Director of Construction. During the 1970's, Mr. Whitcome was employed by General Growth as Director of Construction. Mr. Whitcome is a graduate of Iowa State University.

    BARRY H. YOUNG has been Senior Vice President-Speciality Leasing of the Company or its affiliates since June 1995. From 1990 to 1995, Mr. Young served as Vice President of Leasing for the Company and Western. From 1988 until 1990, Mr. Young was a Senior Leasing Executive at Western. Prior to joining Western, Mr. Young spent 7 years as a vice president and director of real estate for S&A Restaurant Corporation, a division of Pillsbury, in Dallas, Texas. Between 1971 and 1981, Mr. Young owned a restaurant and food court in a Columbia, Maryland mall. Mr. Young received his bachelors degree from George Washington University, and his master's degree in Hotel and Restaurant Administration from Michigan State University.

                             EXECUTIVE COMPENSATION

    The following table sets forth certain information concerning the annual and long-term compensation for Laurence C. Siegel, chief executive officer, and the four other most highly compensated executive officers of the Company (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                             LONG-TERM COMPENSATION
                                                                                      -------------------------------------
                                                 ANNUAL COMPENSATION                  RESTRICTED
                                  --------------------------------------------------    STOCK    SECURITIES        ALL
                                                                       OTHER ANNUAL    AWARDS    UNDERLYING       OTHER
NAME AND PRINCIPAL POSITION         YEAR     SALARY ($)    BONUS ($)   COMPENSATION      ($)     OPTIONS (#)  COMPENSATION
--------------------------------  ---------  -----------  -----------  -------------  ---------  -----------  -------------
Laurence C. Siegel..............       1996   $ 442,894    $ 115,000     $     636(1) $ 197,995     130,837     $   3,708(2)
  Chairman of the Board,               1995     331,561       --           126,219(1)    --          --             4,062(2)
  Chief Executive Officer and          1994     288,192       --           299,709(1)    --         100,000         3,727(2)
  Director

Peter B. McMillan...............       1996     326,250       90,000        95,500(3)   134,000      88,546         3,062(4)
  President, Chief Operating           1995     247,917       --            --           --          75,000        44,394(5)
  Officer and Director                 1994      --           --            --           --          --            --

James F. Dausch.................       1996     272,500       72,000       102,000(3)   100,800      66,608         3,517(6)
  Senior Executive Vice                1995     250,000       --            --           --          --            54,886(7)
  President                            1994      20,833       --            --           --          75,000        --
  --Development

James P. Whitcome...............       1996     193,750       72,500        62,000(8)    56,007      37,004         3,450(9)
  Senior Vice President--              1995     169,167                     27,039(8)    --          --               348(9)
  Capital Services                     1994       6,346(10)                    793(8)    --          50,000         7,904(11)

Kent S. Digby...................       1996     222,500       58,000        --           82,800      54,714         3,333(12)
  Executive Vice-President-            1995     191,667       --            --           --          --            --
  Management & Marketing               1994     179,013       --            --           --          50,000         3,000(13)

------------------------

 (1) As part of Mr. Siegel's employment agreement, the Company makes certain payments on Mr. Siegel's behalf relating to an interest he owns in a property (Kenwood) which the Company manages. These payments aggregated $227,455 in 1994 and $124,399 in 1995. In addition, the Company paid $988 in medical reimbursements on behalf of Mr. Siegel in 1994, $1,820 in 1995 and $636 in 1996. In 1994 the Company also paid $71,266 for a condominium occupied by Mr. Siegel.

 (2) Includes $3,000 in Company contributions to the 401(k) Plan and $708 for the cost of group term life insurance on behalf of Mr. Siegel for 1996. Includes $3,000 in Company contributions to the 401(k) Plan and $1,062 for the cost of group term life insurance on behalf of Mr. Siegel for 1995. Includes $3,072 in Company contributions to the 401(k) Plan and $655 for the cost of group term life insurance of Mr. Siegel for 1994.

 (3)Includes $62,000 for forgiveness of loans to each of Messrs. McMillan and Dausch in 1996. In addition, each of Mr. McMillan and Mr. Dausch were reimbursed $33,500 and $40,000, respectively, in 1996 for additional taxes owed as a result of such loan forgiveness.

 (4) Includes $2,250 in Company contributions to the 401(k) Plan and $812 for the cost of group term life insurance on behalf of Mr. McMillan in 1996.

 (5) As part of Mr. McMillan's employment agreement, the Company reimbursed him for certain relocation expenses. See " --Employment Agreements and Other Arrangements."

 (6) Includes $2,250 in Company contributions to the 401(k) Plan and $1,267 for the cost of group term life insurance on behalf of Mr. Dausch for 1996.

 (7) As part of Mr. Dausch's employment agreement, the Company reimbursed him for certain relocation expenses. See " --Employment Agreements and Other Arrangements."

 (8) Amounts in 1996 included $42,000 for loan forgiveness on housing relocation loans and $20,000 for additional taxes owed as a result of such loan forgiveness. Amount in 1995 is for loan forgiveness on housing relocation loans. In 1994, amount includes interest on an employee loan.

 (9) Includes $3,000 in Company contributions to the 401(k) Plan and $450 for the cost of group term life insurance in 1996 and $348 for the cost of group term life insurance in 1995.

(10) Mr. Whitcome began his employment with the Company in December 1994. His annual salary for 1994 was $165,000.

(11) Consists of reimbursements for direct moving expenses for Mr. Whitcome.

(12) Includes $3,000 in Company contributions to the 401(k) Plan and $333 for the cost of group term life insurance on behalf of Mr. Digby for 1996.

(13) Consists solely of Company contributions to the 401(k) Plan.

    The following table sets forth certain information concerning exercised and unexercised options held by the Named Executive Officers at December 31, 1996.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                                                 NUMBER OF               VALUE OF UNEXERCISED
                                                                           SECURITIES UNDERLYING             IN-THE-MONEY
                                                                            UNEXERCISED OPTIONS               OPTIONS AT
                                             SHARES                        AT DECEMBER 31, 1996            DECEMBER 31, 1996
                                            ACQUIRED         VALUE      ---------------------------   ---------------------------
NAME                                     ON EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
---------------------------------------  --------------   -----------   -----------   -------------   -----------   -------------
Laurence C. Siegel.....................       -0-            $-0-           -0-          230,837         $-0-         $838,877
Peter B. McMillan......................       -0-             -0-           -0-          163,546          -0-          936,094
James F. Dausch........................       -0-             -0-           -0-          141,608          -0-          678,599
James P. Whitcome......................       -0-             -0-           -0-           87,004          -0-          245,400
Kent S. Digby..........................       -0-             -0-           -0-          104,714          -0-          353,873

    The following table shows certain information relating to options to purchase Common Stock granted to the Named Executive Officers during 1996.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                  INDIVIDUAL GRANTS
                                         --------------------------------------------------------------------
                                                                                                    POTENTIAL REALIZABLE
                                                                                                      VALUE AT ASSUMED
                                                          PERCENT                                     ANNUAL RATES OF
                                          NUMBER OF      OF TOTAL                                       STOCK PRICE
                                         SECURITIES       OPTIONS                                     APPRECIATION FOR
                                         UNDERLYING     GRANTED TO      EXERCISE                        OPTION TERM
                                           OPTIONS     EMPLOYEES IN       PRICE     EXPIRATION   --------------------------
NAME                                     GRANTED (#)    FISCAL YEAR      ($/SH)        DATE           5%           10%
---------------------------------------  -----------  ---------------  -----------  -----------  ------------  ------------
Laurence C. Siegel.....................     130,837           15.3%     $   17.75      4/01/06   $  1,305,360  $  2,078,568
Peter B. McMillan......................      88,546           10.4          17.75      4/01/06        883,423     1,406,704
James F. Dausch........................      66,608            7.8          17.75      4/01/06        664,548     1,058,181
James P. Whitcome......................      37,004            4.3          17.75      4/01/06        369,189       587,871
Kent S. Digby..........................      54,714            6.4          17.75      4/01/06        545,882       869,225

EMPLOYMENT AGREEMENTS AND OTHER ARRANGEMENTS

    During 1994, the Company entered into an employment agreement (the "Employment Agreement") with Mr. Siegel. Pursuant to the Employment Agreement Mr. Siegel agreed to serve at the pleasure of the Board of Directors, to receive such compensation as may be established by the Board of Directors, and to be reimbursed for such expenses as the Board of Directors may approve from time to time. The Employment Agreement provides that if Mr. Siegel's employment is terminated without cause, Mr. Siegel is entitled to all compensation and benefits which are fully accrued and vested, but unpaid, on the date of such termination, including severance pay in accordance with the Company's severance pay policy then in effect. Further, if Mr. Siegel terminates his employment for good reason (as defined below), he is entitled to receive only the compensation and benefits which are fully accrued and vested, but unpaid, on the date of such termination. The Employment Agreement prohibits Mr. Siegel, subject to certain limited exceptions, from engaging directly or indirectly, without the Company's prior consent, in the development, redevelopment, operation, management or leasing of any type of retail shopping center anywhere in the world during the period of employment with the Company and for 18 months thereafter, except that, if Mr. Siegel terminates his employment for "good reason" as defined in his Employment Agreement, the non-competition period ends one year subsequent to the date employment is terminated. The Employment Agreement defines "good reason" to include the Company's breach of its agreements applicable to Mr. Siegel's' duties and certain changes in the composition of the Board of Directors.

    The Company also entered into employment agreements (the "Other Employment Agreements") in 1994 with each of Messrs. McMillan, Dausch and Whitcome (the "Other Officers"). Pursuant to the Other Employment Agreements, each of the Other Officers agreed to be employed by the Company for a term of three years, to be automatically renewed for successive one-year periods unless terminated by the Other Officer or the Company within 30 days of the scheduled expiration date. Pursuant to the Other Employment Agreements, the Company agreed to (i) pay each of Messrs. McMillan and Dausch an annual salary of $250,000 and $165,000 for Mr. Whitcome for the initial three year term, subject to review and adjustment on successive renewals of such term and (ii) reimburse each Other Officer for expenses in accordance with the Company's expense reimbursement policies applicable to employees in the same or substantially equivalent position. The Other Employment Agreements provide that, if an Other Officer's employment is terminated by the Company without cause or by an Other Officer for good reason (as defined above), in either case before the end of the initial term, such Other Officer will be entitled to his salary for two years, payable over a two-year period. If an Other Officer's employment is so terminated after the end of the initial term, such Other Officer will be entitled to his salary for one year, payable over a one-year period. The Other Employment Agreements contain non-competition provisions similar to those contained in the Employment Agreements, except they relate only to Mills-type retail malls.

    Pursuant to Mr. McMillan's employment agreement, the Company made a $150,000 housing relocation loan to Mr. McMillan, one-third of which was forgiven on each of February 16, 1996 and February 16, 1997, and the remaining one-third of which will be forgiven on February 16, 1998, provided that Mr. McMillan is employed by the Company on such date. The Company also agreed to pay certain other costs of Mr. McMillan's relocation. Pursuant to Mr. Dausch's employment agreement, the Company made a $150,000 housing relocation loan to Mr. Dausch, one-third of which was forgiven on January 23, 1996, and January 23, 1997 and the remaining one-third of which will be forgiven on January 23, 1998, provided that Mr. Dausch is employed by the Company on such date. In addition, the Company agreed to pay certain other costs of Mr. Dausch's relocation. Pursuant to Mr. Whitcome's employment agreement, the Company made a $150,000 housing relocation loan to Mr. Whitcome, one-fifth of which was forgiven on each of February 1, 1996 and February 1, 1997 and the remaining three-fifths of which will be forgiven in equal installments on February 1, 1998, February 1, 1999 and February 1, 2000, provided that Mr. Whitcome is employed by the Company on such dates. In addition, the Company agreed to pay certain other costs of Mr. Whitcome's relocation. The relocation loans to Messrs. McMillan, Dausch and

Whitcome will be forgiven automatically if the executive officer's employment is terminated by the Company without cause or by the executive officer for "good reason."

                    CUMULATIVE TOTAL SHAREHOLDER RETURN (1)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           THE MILLS CORPORATION   S&P 500 INDEX    NAREIT INDEX
4/21/94                     $100             $100             $100
6/94                        $105              $99              $98
9/94                        $102             $104              $96
12/94                        $88             $104              $95
3/95                         $83             $114              $96
6/95                        $102             $125             $102
9/95                         $95             $134             $107
12/95                        $92             $142             $112

                                       4/21/94      6/94       9/94       12/94      3/95       6/95       9/95       12/95
                                     -----------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
The Company........................   $     100   $      97  $      95  $      82  $      79  $      95  $      89  $      86
S&P 500 Index......................   $     100   $     100  $     105  $     105  $     115  $     126  $     136  $     145
NAREIT Equity Index................   $     100   $     101  $      99  $      99  $      99  $     105  $     109  $     114

                                       3/96       6/96       9/96       12/96
                                     ---------  ---------  ---------  ---------
The Company........................  $      91  $      93  $     107  $     132
S&P 500 Index......................  $     152  $     159  $     164  $     177
NAREIT Equity Index................  $     117  $     122  $     130  $     154

------------------------

(1) Assumes $100 invested on April 21, 1994 in the Company's Common Stock, the NAREIT Equity REIT Total Return Index, and the S&P 500 Index. Total return assumes reinvestment of all dividends.

                        REPORT ON EXECUTIVE COMPENSATION

    The Executive Compensation Committee (the "Committee") of the Board of Directors has prepared the following report regarding 1996 executive compensation. The Committee, which is composed entirely of non-employee directors, is responsible for determining the compensation for the Company's executive officers and for administration of the Company's 1994 Executive Equity Incentive Plan. This report describes the Committee's basic approach to executive compensation and the basis on which 1996 compensation determinations were made by the Committee with respect to the Company's executive officers, including the Named Executive Officers. The Committee works closely with the entire Board of Directors in the execution of its duties.

EXECUTIVE COMPENSATION POLICY

    In early 1996, the Committee authorized the Company to conduct an analysis to determine whether the Company's compensation practices were adequate to motivate and retain the executive talent required to achieve the growth opportunities available to the Company during the 1996 to 1999 time frame. At the Committee's direction, the Company engaged the consulting firm of Towers Perrin to assist in this analysis. With the assistance of Towers Perrin, the Committee identified a number of specific objectives and guiding principles that should be used as the foundation for the Company's executive compensation program. These principles included the following:

    - The Company's compensation plan should provide a strong tie between management and shareholder interests and should reward management for the creation of shareholder value.

    - The Company's compensation plan should provide a clear and appropriate balance between the short-term and long-term interests of the Company and its shareholders.

    - The Company's compensation plan should be structured to enable the Company to attract and retain the key talent that is required to enable the Company to meet the growth opportunities available to it.

    - The Company's compensation plan should reward performance by providing a clear line-of-sight between specific goals and objectives and the success in executives in achieving these goals.

    To achieve these goals, the Board of Directors authorized the Committee to implement a comprehensive compensation plan that is intended to compensate the Company's executive officers between the 50th and 75th percentiles of comparable companies. This compensation plan consists of three principal components: base salary, an annual Performance Incentive Plan, and a Long Term Incentive Plan.

BASE SALARY PROGRAM

    The compensation plan established four different pay grades for its executive officers holding a position of senior vice president or above. The compensation plan determined salary ranges, including minimum, maximum and mid points, for each pay grade. Based on competitive market data provided by Towers Perrin, base salaries were established at levels sufficient to compensate the Company's executive officers within the desired ranges of the 50th and 75th percentiles. Some of the companies included in Towers Perrin's competitive market data are included in the NAREIT index referred to in the performance graph set forth below. Base salaries are reviewed annually, based on the individual executive's performance during the prior year, the competitive market data and the Company's performance within the shopping center industry and, where appropriate, adjusted as of April 1st of each year.

PERFORMANCE INCENTIVE PLAN

    The Performance Incentive Plan seeks to recognize and reward the success of the Company's executive officers in achieving specific goals and objectives. These goals and objectives are selected in advance to reflect the current activity required to achieve the Company's strategic goals for both current performance and the development of new projects required for growth in shareholder value. Primary responsibility for achieving these goals and objectives are assigned to specific executive officers. Following the end of each fiscal year, the Company's performance of such goals and objectives is evaluated. Based on a formula that considers both the Company's overall achievement of its goals and the executive's achievement of individual goals, a cash bonus is paid to the executive officers. The amount of the cash bonus is targeted to provide a total cash compensation (base salary plus annual incentives) between the 60th and 75th percentiles, thus creating a strong incentive for superior performance.

EQUITY INCENTIVE PLAN

    The Company's equity incentive plan authorizes the Committee to grant stock options and restricted stock to key employees and the non-employee directors of the Company. Grants of stock options and restricted stock offer the participants a proprietary interest in the Company and the incentive to maximize long term shareholder value. Stock options are granted having an exercise price of not less than 100% of the fair market value of the underlying stock as of the date of grant, so that the employee may not profit from the stock options unless the Company's stock price increases. Restricted stock grants are awarded that immediately vest the grantees with ownership of the stock, subject to forfeiture in certain circumstances. Both stock options and restricted stock help the Company retain employees in that they vest only if the employee remains with the Company for a specified period of time.

1996 LONG TERM INCENTIVE PLAN

    The Long Term Incentive Plan was created for officers having a position of senior vice president or above pursuant to the Equity Incentive Plan as a means of providing a structure for incorporating the use of stock options and restricted stock grants into the Company's compensation plan. Towers Perrin established market data for total value for such long term incentive compensation that would place the Company between the 50th and 75th percentiles, and recommended that 60% of such value be placed in grants of stock options and 40% of such value be placed in restricted stock grants. Both the stock options and the restricted stock vest over a period of five years, providing a strong incentive for employees to remain with the Company. Grants under the 1996 Long Term Incentive Plan were made on May 23, 1996 in accordance with the Towers Perrin recommendations.

1996 CHIEF EXECUTIVE OFFICER PAY

    Effective as of April 1, 1996, the Committee increased Mr. Siegel's annual salary 26% to $474,000. Effective as of May 23, 1996, as part of the Long Term Incentive Plan, the Committee granted to Mr. Siegel stock options for 130,837 shares and granted 11,949 shares of restricted stock. These actions were taken pursuant to the Towers Perrin recommendation and were intended to place Mr. Siegel's base salary and long term incentive compensation within the 75th percentile of the market data.

$1 MILLION PAY DEDUCTIBILITY LIMIT

    An amendment to the Internal Revenue Code imposed by the Omnibus Budget Reconciliation Act of 1993 prohibits publicly traded companies from taking a tax deduction for compensation in excess of $1 million paid to the chief executive officer or any of the Company's four other most highly compensated officers for any fiscal year. Certain performance-based compensation is excluded from this $1 million cap. Stock options granted pursuant to the Equity Incentive Plan are intended to qualify as such performance-based compensation. At this time, none of the Company's executive officers' compensation subject to the deductibility limits exceeds $1 million. Accordingly, in the Committee's view, the Company is not likely to be affected by the nondeductibility rules in the near future.

                       THE EXECUTIVE COMPENSATION COMMITTEE
                       John M. Ingram, Chairman
                       Robert P. Pincus

            VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF [UPDATE]

    The following table sets forth information regarding the beneficial ownership of shares of Common Stock as of April 1, 1997 for (1) each person known by the Company to be the beneficial owner of more than five percent of the Company's outstanding Common Stock, (2) each director of the Company and each Named Executive Officer and (3) the directors and executive officers of the Company as a group. Each person named in the table has sole voting and investment power with respect to all shares shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. Units of limited partnership interest ("Units") in The Mills Limited Partnership, a Delaware limited partnership (the "Operating Partnership"), owned by a person named in the table are included in the "Number of Shares of Common Stock" column because such Units are redeemable, at the option of the holder, for cash equal to the value of an equal number of shares of Common Stock or, at the election of the Company, for an equal number of shares of Common Stock. Because of limitations on ownership of Common Stock imposed by the Company's Certificate of Incorporation, some holders of Units listed below could not in fact redeem all of their Units for Common Stock without divesting a substantial number of shares of Common Stock in connection with the redemption. The extent to which a person holds Units as opposed to Common Stock is set forth in the footnotes. The address of the directors, executive officers and beneficial owners included in the table below is 1300 Wilson Boulevard, Suite 400, Arlington, Virginia 22209 unless otherwise provided.

                                                                                   PERCENT OF
                                              NUMBER OF         PERCENT OF          SHARES OF
NAME AND BUSINESS ADDRESS                     SHARES OF          SHARES OF        COMMON STOCK
OF BENEFICIAL OWNER                          COMMON STOCK     COMMON STOCK(1)     AND UNITS(2)
------------------------------------------  --------------  -------------------  ---------------
Laurence C. Siegel........................        968,070(3)            4.23%            2.47   %
Peter B. McMillan.........................         34,596 (4)            *                *
James F. Dausch...........................         20,405 (5)            *                *
Kent S. Digby.............................         45,786 (6)            *                *
James P. Whitcome.........................         13,098 (7)            *                *
Dietrich von Boetticher...................        297,692 (8)            1.32    %            *
John M. Ingram............................          5,500 (9)            *                *
Charles R. Black, Jr. ....................              0              *                  *
James C. Braithwaite......................         88,518  10)            *               *
Joseph B. Gildenhorn......................         13,500  11)            *               *
Peter A. Gordon...........................            500  12)            *               *
Herbert S. Miller.........................      1,310,563  13)            5.55    %         3.28   %
Harry H. Nick.............................        296,521  14)            1.32    %          *
Franz von Perfall.........................         57,379  15)            *               *
Robert P. Pincus..........................          4,500  16)            *               *
Cohen & Steers Capital Management,
  Inc. ...................................      2,877,700  17)           12.90    %         7.45   %
  757 Third Avenue
  New York, New York 10017
Kan Am....................................     13,262,420  18)           37.28    %        25.55   %
  3495 Piedmont Road
  Ten Piedmont Center, Suite 520
  Atlanta, Georgia 30305
FMR Corporation...........................      1,118,209  19)
  82 Devonshire Street
  Boston, Massachusetts 02109
All executive officers and directors as a
  group (22 persons)......................      3,326,062  20)           13.32%(21)         8.05   %(22)

------------------------

*   Less than 1%

 (1) For purposes of this calculation, the shares of Common Stock deemed outstanding includes 22,311,486 shares of Common Stock outstanding as of April 1, 1997 plus the number of shares of Common Stock issuable to the named person(s) upon the exercise of options exercisable within 60 days of April 1, 1997 and upon redemption of the Units held by such named person(s).

 (2) For purposes of this calculation, the number of shares of Common Stock and Units deemed outstanding includes 22,311,486 shares of Common Stock outstanding as of April 1, 1997, 16,328,884 Units outstanding as of April 1, 1997 (excluding Units held by the Company) and shares of Common Stock issuable to the named persons(s) upon the exercise of options exercisable within 60 days of April 1, 1997.

 (3) Includes 374,191 shares of Common Stock, 517,712 Units and options to purchase 76,167 shares of Common Stock exercisable within 60 days of April 1, 1997.

 (4) Includes 16,887 shares of Common Stock and options to purchase 17,709 shares of Common Stock exercisable within 60 days of April 1, 1997.

 (5) Includes 7,083 shares of Common Stock and options to purchase 13,322 shares of Common Stock exercisable within 60 days of April 1, 1997.

 (6) Includes 4,997 shares of Common Stock, 4,846 Units and options to purchase 35,943 shares of Common Stock exercisable within 60 days of April 1, 1997.

 (7) Includes 5,697 shares of Common Stock and options to purchase 7,401 shares of Common Stock exercisable within 60 days of April 1, 1997.

 (8) Includes 297,192 Units and options to purchase 500 shares of Common Stock exercisable within 60 days of April 1, 1997.

 (9) Includes 5,000 shares of Common Stock and options to purchase 500 shares of Common Stock exercisable within 60 days of April 1, 1997.

(10) Includes 85,318 Units and options to purchase 500 shares of Common Stock exercisable within 60 days of April 1, 1997. Also includes 1,000 shares held in an IRA over which Mr. Braithwaite has sole voting and investment power, 200 shares held in a joint account for the benefit of Mr. Braithwaite's daughter, and 1,500 shares held in an account for Mr. Braithwaite's mother-in-law with respect to which Mr. Braithwaite shares voting and investment power.

(11) Includes 9,600 shares held directly by Mr. Gildenhorn, and 1,500 shares held as co-trustee of The Gildenhorn/Speisman Family Foundation, Inc., a non-profit family foundation, over which Mr. Gildenhorn shares voting and investment power.

(12) Includes options to purchase 500 shares of Common Stock exercisable within 60 days of April 1, 1997.

(13) Includes 26,501 shares of Common Stock and 381,416 Units over which Mr. Miller has sole voting and investment power and 902,646 Units over which Mr. Miller has shared voting and/or investment power.

(14) Includes 186,932 shares of Common Stock and 109,589 Units.

(15) Includes 56,879 Units and options to purchase 500 shares of Common Stock exercisable within 60 days of April 1, 1997.

(16) Includes options to purchase 500 shares of Common Stock exercisable within 60 days of April 1, 1997.

(17) Includes 2,877,700 shares of Common Stock held by Cohen & Steers Capital Management, Inc. for the benefit of client accounts pursuant to investment advisory arrangements. Cohen & Steers Capital Management, Inc. has voting power with respect to only 2,500,300 of the 2,877,700 shares of Common Stock.

(18) Includes 13,262,420 Units deemed to be beneficially owned by Kan Am as general partner for nine limited partnerships.

(19) Includes 1,118,209 shares of Common Stock held by FMR Corporation of which 994,409 shares are beneficially owned by Fidelity Management & Research Company as result of its serving as an advisor to various investment companies and 123,800 shares are beneficially owned by Fidelity Management and Trust Company as a result of its serving as a trustee or managing agent for various private investment accounts. FMR Corporation has sole voting power with respect to 123,800 shares and sole dispositive power with respect to 1,118,209 shares.

(20) Includes 674,362 shares of Common Stock and 2,355,598 Units and options to purchase 296,102 shares of Common Stock exercisable within 60 days of April 1, 1997.

(21) For purposes of this calculation, the shares of Common Stock deemed outstanding includes 22,311,486 shares of Common Stock outstanding as of April 1, 1997, 2,355,598 Units beneficially owned by all executive officers and directors as a group and options to purchase 296,102 shares of Common Stock exercisable within 60 days of April 1, 1997 for all officers and directors as a group.

(22) The number of shares of Common Stock and Units deemed outstanding for purposes of this calculation is described in note 2 to this table.

                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

KAN AM JOINT VENTURES

    At a special shareholders meeting held on February 16, 1995, the Company's shareholders authorized the Company, as general partner of the Operating Partnership, to cause the Operating Partnership to enter into joint ventures with affiliates of Kan Am for the purpose of developing future projects designated by the Board of Directors, on terms substantially similar to those approved at the special shareholders meeting.

    On May 25, 1995, the disinterested members of the Board of Directors authorized a joint venture with Kan Am to develop Ontario Mills in Ontario, California. Pursuant to this approval, the Operating Partnership and Kan Am formed Ontario Mills Limited Partnership ("OMLP"), to which the Operating Partnership contributed non-cash assets of $32.2 million and liabilities of $18.1 million in exchange for a 74% limited partnership interest and a 1% general partnership interest, which interests currently are held through Ontario Mills, L.L.C. ("OMLCC"). Kan Am contributed approximately one-half of the project's estimated equity, or $20.0 million, for a 25% general and limited partnership interest in OMLP. The Operating Partnership is required to make additional contributions totaling $17.9 million as of March 31, 1996 until its net equity equals Kan Am's investment. In December of 1995, Simon Property Group, L.P. was admitted as a 33.33% member of OMLCC.

    In conjunction with the formation of OMLP, a separate partnership was formed to develop and sell peripheral land parcels at the Ontario Mills site. The residual partnership has an ownership structure similar to that of OMLP.

    On February 16, 1995, the disinterested members of the Board of Directors authorized a joint venture with Kan Am to develop the Company's project in metropolitan Columbus, Ohio. On April 12, 1996, the Company, as general partner of the Operating Partnership, and Kan Am established Mills-Kan Am Columbus Limited Partnership (the "Columbus Partnership") in which the Operating Partnership holds a 1% general partnership interest and a 74% limited partnership interest. Kan Am contributed $15.0 million in exchange for a 25% general and limited partnership interest in the Columbus Partnership. The Operating Partnership is obligated to contribute $15.0 million as such additional capital is required by the Columbus Partnership.

    On February 22, 1996, the disinterested members of the Board of Directors authorized two additional joint ventures with Kan Am, one to develop The City Mills project in Orange, California and another to develop (along with a third-party partner) Grapevine Mills in the Dallas-Ft. Forth metropolitan area. The Company, as general partner of the Operating Partnership, and Kan Am are currently negotiating joint venture agreements relating to these projects.

    Three members of the Board of Directors, Messrs. von Boetticher, Braithwaite, and von Perfall, are affiliated with Kan Am and abstained from voting on the proposed joint ventures. Affiliates of Kan Am own approximately 39.5% of the Units in the Operating Partnership, through which the Company owns all of its properties. The Company is the sole general partner of the Operating Partnership and owns approximately 51% of its Units.

    Effective as of January 25, 1996, the Operating Partnership issued 274,777 Units to Kan Am to acquire an additional 6.26% of the partnership interests in the partnership that owns Franklin Mills (the "Franklin Mills Partnership"). The Company acquired 70% of the partnership interests in the Franklin Mills Partnership in April 1994 in connection with the Company's initial public offering, and became contractually obligated at that time to acquire, on specified future dates, the remaining partnership interests in exchange for Units.

AMOUNT DUE TO AND FROM RELATED PARTIES

    Pursuant to employment agreements the Company entered into with each of Messrs. McMillan, Dausch, Whitcome and Frost, the Company has loaned to them $150,000, $150,000, $150,000 and $100,000, respectively, to cover the increased housing costs incurred by them in relocating to accept employment with the Company. Each of the loans has a term of three years (except Mr. Whitcome's loan, which has a term of five years) and bears interest at a rate of 8% per annum. The loans to Messrs. McMillan, Dausch and Frost are payable at maturity and provide that one-third of the amount of the loan will be forgiven annually if the officer remains employed by the Company at that time. The terms of Mr. Whitcome's employment agreement provide for forgiveness of the amount of the loan, with 20% of such amount forgiven annually if Mr. Whitcome remains employed by the Company. If any of the officers terminates employment with the Company, the then outstanding principal amount of the loan, plus interest, will become payable on terms specified in the respective employment agreements.

OTHER TRANSACTIONS

    The Third-Party Services Corporation, in which the Company owns substantially all of the economic interests, manages a community center owned by Messrs. Miller, Siegel and Nick and earned $32,198 for these management services in 1996. Effective as of December 31, 1996, the Third-Party Services Corporation terminated this relationship. The Third-Party Services Corporation also manages a regional mall owned by a partnership of which Mr. Miller is the sole general partner and in which Messrs. Miller, Siegel and Nick are limited partners. In 1996, the Third-Party Services Corporation earned approximately $674,000 in management, administration, and leasing fees from such partnership. These fees were computed in accordance with the management contracts assigned to the Third-Party Services Corporation at the time of the Company's initial public offering.

    On September 28, 1995, the Company, in its capacity as the general partner of the Operating Partnership, exercised an option to purchase two parcels of land adjacent to Sawgrass Mills for a purchase price of approximately $1.8 million. The properties to be acquired upon closing are owned by a partnership in which Messrs. Siegel, Nick and Miller own interests. The transaction closed in August 1996. The exercise of the option was approved by a majority of disinterested members of the Board of Directors.

    During 1996, the Company maintained certain interest-bearing accounts with Franklin National Bank of Washington, D.C., of which Mr. Pincus is the chief executive officer and a shareholder. In addition, a partnership formed to develop Columbus Mills, in which the Operating Partnership indirectly owns a general partnership interest, executed a promissory note payable to that bank in the principal amount of $750,000 bearing interest at an annual rate of 6.85% in connection with expenses relating to the original plan for developing the Columbus Mills' project was repaid in 1996. Other borrowings from Franklin National Bank in 1996 included (i) a $1.6 million line of credit bearing interest at a rate of 8.25% which was paid off in full in August 1996, (ii) a $2.4 million line of credit bearing interest at a rate of 6.05% which matures in July 1997 with an outstanding balance at December 31, 1996 of $2.4 million and
(iii) a $1.5 million loan for furniture and fixtures to Third-Party Services Corporation bearing interest at a rate of 8.25% which matures in October 2000 and had an outstanding balance at December 31, 1996 of $1.45 million.

    Mr. Miller and Kan Am own equally 95% of the voting common stock of the Third-Party Services Corporation. The Company owns the remaining 5% of the voting common stock and 99% of the non-voting preferred stock. The Third-Party Services Corporation was indebted to The Mills Limited Partnership, the balance of which, as of December 31, 1996, was $37,476,129. No dividends were paid by the Third-Party Services Corporation in 1996.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company to report, based on its review of reports to the Commission about transactions in its Common Stock furnished to the Company, that for 1996:

    On May 17, 1996, James P. Whitcome filed a form 4 late to report a purchase on January 18, 1996 of 2,317 shares of Common Stock.

    On June 10, 1996, John M. Ingram filed a Form 4 late to report a purchase on April 6, 1995 of 2,000 shares of Common Stock.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    The Company hereby incorporates by reference into this Proxy Statement: (i) Management's Discussion and Analysis set forth in Item 7 of the Company's Annual Report on Form 10-K for the year ended December 31, 1996, and (ii) the Company's Audited Financial Statements set forth in pages F-1 through F-19 of the Company's Annual Report on Form 10-K for the year ended December 31, 1996.

    The Company will provide without charge to each person to whom a copy of this Proxy Statement is delivered, on the written or oral request of such person and by first class mail or other equally prompt means, within one business day of receipt of such request, a coy of any and all of the documents referred to above which may have been or may be incorporated by reference into this Proxy Statement. Such written or oral request should be directed to the Mills Corporation, 1300 Wilson Boulevard, Suite 400, Arlington, Virginia 22209,
Attention: Investor Relations ((703) 526-5000).

                                 OTHER MATTERS

    The Company knows of no other matters to be presented for consideration at the Meeting. However, if any other matters properly come before the Meeting, it is the intention of the persons named in proxies returned to the Company to vote such proxies in accordance with their judgment on such matters.

                 SHAREHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

    Proposals of shareholders to be presented at the 1998 Annual Meeting of Shareholders must be received by the Secretary of the Company prior to December 31, 1997 to be considered for inclusion in the Company's proxy material for that meeting. In addition, any shareholder who wishes to propose a nominee to the Board of Directors or submit any other matter to a vote at a meeting of shareholders (other than a shareholder proposal included in the Company's proxy materials pursuant to SEC Rule 14a-8) must comply with the advance notice provisions and other requirements of Section 2.7 of the Company's Amended and Restated By-laws, which are on file with the Securities and Exchange Commission and may be obtained from the Secretary of the Company upon request.

                          COSTS OF PROXY SOLICITATION

    The costs of soliciting proxies will be borne by the Company and will consist primarily of printing, postage and handling, including the expenses of brokerage houses, custodians, nominees and fiduciaries in forwarding documents to beneficial owners. Solicitation will be made initially by mail. Solicitation may also be made by the Company's officers, directors or employees, personally or by telephone or telecopy. Solicitation also may be made by paid proxy solicitors. The Company has engaged the firm of Corporate Investor Communications, Inc. ("CIC") to aid it in the solicitation of proxies as required to secure a quorum. CIC will be paid agreed upon amounts for each contact made with shareholders with the fee depending on the nature of the contact (e.g., by mail, by phone, or in person). The total fee to be paid to CIC is estimated at $6,000 if the Meeting is not required to be adjourned and reconvened. Additional expenses will be incurred if the Meeting is adjourned and to solicit additional proxies to procure a quorum at the adjourned meeting.

    Your vote is important. Please complete the enclosed proxy card and mail it in the enclosed postage-paid envelope as soon as possible.

                                          By Order of the Board of Directors,
                                          Thomas E. Frost
                                          Secretary

April 21, 1997

PRELIMINARY COPY                                               PROXY CARD

                             THE MILLS CORPORATION

                  Annual Meeting of Shareholders May 23, 1997

          THE PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
 P
         The undersigned does hereby appoint Peter B. McMillan and Thomas E.
 R Frost, or either one of them, with full power of substitution in each, as proxies to vote, on the matters identified and as directed on the reverse
 O side of this card, or, if not so directed, in accordance with the recommendations of the Board of Directors, all shares of The Mills
 X Corporation (the "Company") held of record by the undersigned at the close of business on April 1, 1997 and entitled to vote at the Annual Meeting of
 Y Shareholders of the Company to be held on May 23, 1997 at 10:00 a.m. Eastern Standard Time, at the AMC Theatre, Potomac Mills, 2700 Potomac
 -  Mills Circle, Suite 707, Dale City, Virginia, and upon such other
| | matters as may properly come before the Annual Meeting or any adjournments
 -  thereof.

 -       This proxy, when properly completed, will be voted in the manner
| | directed herein by the undersigned shareholder. Unless contrary direction
 - is given, this proxy will be voted (i) FOR Proposal 1 to amend Section 3.14 of the Company's Bylaws to require the approval of a two-thirds
 - majority of the disinterested outside directors for all joint venture or | | similar arrangements between the Company and Kan Am U.S., Inc. or its
 - affiliates and to eliminate the requirement that a majority of the Company's shareholders approve such transactions, (ii) FOR Proposal 2 to amend the Company's Certificate of Incorporation to by impose limits on the amount of the Company's capital stock that may be owned by "non-U.S. persons," (iii) FOR Proposal 3 to amend the Company's Certificate of Incorporation to eliminate the requirement of obtaining an Internal Revenue Service ruling or an opinion of counsel to exempt persons from the ownership limit, (iv) FOR the following nominees for election as Directors: Charles R. Black, Jr., Dietrich von Boetticher, John M. Ingram and Peter B. McMillan and (v) FOR Proposal 5 to ratify the appointment of Ernst & Young LLP as auditors for 1997.

         You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark boxes if you wish to vote in accordance with the recommendations of the Board of Directors. The proxies cannot vote your shares unless you sign and return this proxy card.

 -----  Please mark
|  X  | your votes as in
|     | this example.
 -----

    This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is otherwise made, the proxy will be voted FOR the item or items for which no direction is made, and in the discretion of the named proxies as to any other matters properly presented at the meeting.


                               FOR    AGAINST    ABSTAIN                                       FOR    AGAINST    ABSTAIN
1. Proposal to amend                                         2. Proposal to amend the
   Section 3.14 of the        -----    -----      -----         Company's Certificate         -----    -----      -----
   Company's Bylaws to       |     |  |     |    |     |        of Incorporation to          |     |  |     |    |      |
   require only the          |     |  |     |    |     |        limit the amount             |     |  |     |    |      |
   approval of a two-         -----    -----      -----         of the Company's              -----    -----      -----
   thirds majority of the                                       Capital Stock that may
   disinterested outside                                        be owned by "non-U.S.
   directors for all joint                                      persons."
   venture or similar                                           (Proposal 2).
   arrangements
   between the Company
   and Kan Am U.S., Inc.
   or its affiliates.
   (Proposal 1).

                               FOR    AGAINST    ABSTAIN                                       FOR    WITHHELD
3. FOR Proposal 3 to
   amend the Company's        -----    -----      -----                                       -----    -----
   Certificate of            |     |  |     |    |     |                                     |     |  |     |
   Incorporation to          |     |  |     |    |     |     4. Election of Directors        |     |  |     |
   eliminate the              -----    -----      -----                                       -----    -----
   requirement to                                               (see reverse)
   obtain an Internal
   Revenue Service                                            ---   For, except vote withheld from the following nominee(s):
   ruling or an opinion of                                   |   |
   counsel to exempt                                          ---
   persons from the                                          -----------------------------------------------------------------
   ownership limit.
   (Proposal 3).


                               FOR    WITHHELD   ABSTAIN
5. Proposal to
   ratify the                 -----    -----      -----
   appointment of            |     |  |     |    |     |
   Ernst & Young LLP         |     |  |     |    |     |
   as auditors for 1997       -----    -----      -----

                                                             The undersigned hereby acknowledges receipt of the Notice of the
                                                             1997 Annual Meeting of Shareholders and accompanying Proxy
                                                             Statement.

                                                             Please sign below exactly as name appears. When shares are held by joint tenants, both should sign. When signing as Guardian,
                                                             Executor, Administrator, Attorney, Trustee, etc., please give full title as such. If a corporation, sign in full corporate name, by
                                                             President or other authorized officer, giving title. If a partnership, sign in partnership name by authorized person.

                                                             ----------------------------------------------------------------------


PLEASE MARK, SIGN, DATE AND RETURN PROXY                     ----------------------------------------------------------------------
CARD PROMPTLY USING THE ENCLOSED ENVELOPE.                   SIGNATURE(S)                                                 DATE
